EXHIBIT 23.4

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-4 of our report dated March 16, 2018, relating to the consolidated financial statements of Ready Capital Corporation (formerly, Sutherland Asset Management Corporation), appearing in the Annual Report on Form 10-K of Ready Capital Corporation for the year ended December 31, 2017, and to the reference to us under the heading “Experts” in the Joint Proxy Statement/Prospectus, which is part of this Registration Statement.

/s/ DELOITTE & TOUCHE LLP

New York, New York

December 12, 2018